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Exhibit 21

List of Significant Subsidiaries

        The following subsidiaries are 100 percent owned, directly or indirectly, and were consolidated by Marathon Oil Corporation at December 31, 2004:

Name of Subsidiary	State or jurisdiction in which incorporated
Marathon International Oil Company	Delaware
Marathon Oil Company	Ohio
Marathon EG Production Limited	Cayman Islands

        The following subsidiaries are 62 percent owned, directly or indirectly, by Marathon Oil Corporation at December 31, 2004:

Marathon Ashland Petroleum LLC	Delaware
Speedway SuperAmerica LLC	Delaware
Catlettsburg Refining, LLC	Delaware

        The following subsidiary is 75 percent owned, directly or indirectly, by Marathon Oil Corporation at December 31, 2004:

Equatorial Guinea LNG Holdings Limited	Delaware

        Names of particular subsidiaries have been omitted from the above list since, considered in the aggregate, they would not constitute a significant subsidiary at December 31, 2004.

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  Exhibit 21
List of Significant Subsidiaries